EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Emergent Health Corporation:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated February 11, 2015 relating to our audit of the balance sheet of Emergent Health Corporation (the “Company”) as of December 31, 2013 and 2012, and the related statement of operations, changes in stockholders' equity, and cash flows for the period ended December 31, 2013 and 2012. Our report dated December 5, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

February 11, 2015